AMENDED AND RESTATED
                           CERTIFICATE OF DESIGNATIONS
                     OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                              RAND LOGISTICS, INC.

      RAND LOGISTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

      Pursuant to authority conferred upon the Corporation's Board of Directors (the "Board") by Article FOURTH of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of ss.151 of the Delaware General Corporation Law, the Board adopted and approved the following resolution providing for the designations, preferences and other rights, and the qualifications, limitations and restrictions of the Series A Convertible Preferred Stock.

            WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $0.0001 par value per share (the "Common Stock"), and preferred stock, $0.0001 par value per share (the "Preferred Stock"); and

            WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

            NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series A Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series A Convertible Preferred Stock as follows:

            1. Designation. The shares of such series of Preferred Stock shall be designated "Series A Convertible Preferred Stock" (referred to herein as the "Series A Stock").

            2. Authorized Number. The number of shares constituting the Series A Stock shall be 300,000.

            3. Ranking. The Series A Stock shall rank, as to dividends and upon Liquidation (as defined in Section 5(a) hereof), senior and prior to the Common Stock and to all other classes or series of stock issued by the Corporation. All equity securities of the Corporation to which the Series A Stock ranks prior, with respect to dividends and upon Liquidation, including, without limitation, the Common Stock, are collectively referred to herein as "Junior Securities."

            4. Dividends.

                  (a) Dividend Accrual and Payment. (i) The holders of the Series A Stock shall be entitled to receive, when and if declared by the board, out of funds legally available for the payment therefor, cash dividends per share equal to the product of (x) the Dividend Rate (as defined below) and (y) the Series A Base Price (as defined below) (hereinafter referred to as "Dividends"). Dividends shall be payable quarterly on the first day immediately following the end of the Corporation's fiscal quarter, or, if any such date is a Saturday, Sunday or legal holiday, then on the next day which is not a Saturday, Sunday or legal holiday (each a "Dividend Payment Date") and to the extent not paid, shall accrue.

                        (ii) The "Series A Base Price" means, for each share of Series A Stock, the sum of (x) the Series A Issue Price (as defined below) of such share and (y) any Accrued Dividends (as defined below) with respect to such share.

                        (iii) The "Series A Issue Price" of each share of Series A Stock means $50.00 (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series A Stock).

                        (iv) "Accrued Dividends" means, with respect to each share of Series A Stock, any accrued and unpaid Dividends on such share.

                        (v) "Dividend Rate" means the rate of 7.75% per annum, provided, however, that in the event that Dividends shall have accrued but remain unpaid for two consecutive fiscal quarters, the Dividend Rate shall, as of the end of such two-fiscal quarter period, prospectively increase by 0.5% per annum, and the Dividend Rate shall further increase prospectively by 0.5% per annum as of the end of each subsequent two-fiscal quarter period with respect to which Dividends shall have accrued but remain unpaid, provided, further, however, that under no circumstances shall the Dividend Rate exceed 12% per annum, and provided, further, however, that upon payment by the Corporation of all Accrued Dividends, the Dividend Rate shall thereupon automatically be reduced prospectively to 7.75% per annum, subject to successive increases and reductions as provided hereby.

                        (vi) If any shares of Series A Stock are issued on a date which does not coincide with a Dividend Payment Date, then the initial Dividend accrual period applicable to such shares shall be the period from the date of issuance thereof (the "Original Issue Date") through the last day of the Corporation's fiscal quarter in which such shares are issued. If the date fixed for redemption of or payment of a final liquidating distribution on any shares of Series A Stock, or the date on which any shares of Series A Stock are converted into Common Stock, does not coincide with a Dividend Payment Date, then subject to the provisions hereof relating to such redemption, payment or conversion, the final Dividend accrual period applicable to such shares shall be the period from the first day of the Corporation's fiscal quarter during which such redemption, payment or conversion occurs through the redemption, payment or conversion date.

                  (b) Dividend Limitation on Junior Securities. For so long as any Dividends shall have accrued but remain unpaid, the Corporation shall not declare, pay or set apart for payment, any dividend on any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property.

            5. Liquidation.

                  (a) Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of the shares of Series A Stock shall be entitled, before any distribution or payment is made upon any Junior Securities, to be paid an amount per share equal to the sum of (i) the Series A Issue Price and
(ii) any Accrued Dividends with respect to such share through the date of Liquidation (such sum, the "Liquidation Preference"). If upon Liquidation, the assets to be distributed among the holders of Series A Stock shall be insufficient to permit payment in full to the holders of Series A Stock of the Liquidation Preference, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective Liquidation Preference to which they are entitled.

                  (b) Remaining Assets. Upon Liquidation, after the holders of Series A Stock shall have been paid in full the Liquidation Preference, the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Junior Securities then outstanding, or in accordance with any priorities or other terms of such Junior Securities.

                  (c) Mergers, Reorganizations, Etc. The merger, reorganization or consolidation of the Corporation into or with another corporation or other similar transaction or series of related transactions, or the sale of all or substantially all the assets of the Corporation (the foregoing being referred to collectively as an "Acquisition") shall not be considered a Liquidation.

            6. Conversion. The Series A Stock shall be convertible into shares of Common Stock of the Corporation in accordance with the following terms:

                  (a) Right to Convert.

                        (i) By the Holders of the Series A Stock. Each share of Series A Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date to and including the Cash Redemption Date, at the office of the Corporation or its transfer agent, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 6(b) below. In order to convert shares of the Series A Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names it wishes the certificate or certificates for Common Stock to be issued, and the number of shares of Series A Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation.

                        (ii) By the Corporation. If at any time after the third anniversary of the Original Issue Date, the Market Price (as defined below) on the OTC Bulletin Board (or on a national securities market on which the Common Stock is quoted for trading) of the Common Stock for 20 trading days within any 30 trading day period ending on the third business day prior to the date on which notice of the Company Conversion is given equals or exceeds $8.50 per share (subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events) (the "Conversion Threshold"), the Corporation shall have the right, at its option, and without any action on the part of the holders of the Series A Stock, to convert each share of Series A Stock into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 6(b) below, by delivery of written notice of such conversion to the holders of the Series A Stock (the "Company Conversion"). The Company Conversion shall be deemed to occur on the date set forth in such notice, which shall be no less than three and no more than ten business days after the date of such notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation. The Conversion Threshold shall be adjusted in accordance with Section 6(d) in the event of a subdivision of the Common Stock or a dividend in Common Stock or other securities convertible into or exchangeable for Common Stock, and in the event of a Reorganization (as defined below), appropriate adjustment shall be made in the Conversion Threshold such that the Conversion Threshold thereafter shall be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series A Stock.

                  (b) Conversion of the Series A Stock; Accrued Dividends.

                        (i) Each share of Series A Stock converted by the holder thereof pursuant to Section 6(a)(i) or by the Corporation pursuant to Section 6(a)(ii) shall be converted into the number of fully paid and nonassessable shares of Common Stock equal to the quotient of (x) the Series A Issue Price divided by (y) the Conversion Price (as defined below). No shares of Common Stock shall be issued on account of Accrued Dividends with respect to shares of Series A Stock being converted (and the holder of such converted shares of Series A Stock shall have no further right thereto or interest therein), and in lieu thereof, the Corporation shall issue to the holder of such converted shares of Series A Stock a subordinated promissory note, in substantially the form of Exhibit A hereto, with a principal amount equal to the amount of such Accrued Dividends as of the date of such conversion.

                        (ii) No fractional shares of Common Stock shall be issued upon conversion of the Series A Stock. All shares of Common Stock issuable upon conversion of more than one share of Series A Stock of a holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Market Price on the date of conversion.

                        (iii) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A Stock for conversion at the office of the Corporation or its transfer agent, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A Stock which are not converted.

                        (iv) "Market Price" for any day means, with respect to the shares of Common Stock, the last sale price as reported by Bloomberg (or if such information is not available from Bloomberg, from another nationally recognized independent pricing source) for such day. If there is no publicly traded market for the shares of Common Stock, pricing information will be obtained directly from broker/dealers and active market makers such as banks and securities firms. In instances where there is no readily available pricing information, the Board shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Corporation.

                  (c) Conversion Price. The conversion price per share for the Series A Stock shall initially be $6.20 (the "Conversion Price") and shall be subject to adjustment from time to time as provided herein.

                  (d) Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Common Stock of the Corporation, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased.

                  (e) Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value), or the consolidation or merger of the Corporation with or into another Person (collectively referred to hereinafter as "Reorganizations"), upon conversion of the Series A Stock, the holders of the Series A Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger, which would have been due in connection with such Reorganization to a holder of the number of shares of the Common Stock of the Corporation to which the Series A Stock entitled the holder thereof to convert; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series A Stock. The provisions of this Section 6(e) shall similarly apply to successive Reorganizations.

                  (f) Sale of Additional Shares.

                        (i) If at any time or from time to time the Corporation shall issue or sell Additional Shares of Common Stock (as hereinafter defined), or is deemed by the express provisions of this subsection (f) to issue or sell Additional Shares of Common Stock, other than as a subdivision or combination of shares of Common Stock as provided in Section 6(d) above, for a consideration per share less than the then existing Conversion Price, then the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by dividing (A) an amount equal to the sum of (1) the applicable Conversion Price immediately prior to such issuance or sale multiplied by the number of shares of Common Stock deemed outstanding at the close of business on the day before the date of such issuance or sale, plus (2) the aggregate consideration, if any, received or to be received by the Corporation upon such issuance or sale, by (B) an amount equal to the sum of (1) the number of shares of Common Stock deemed outstanding immediately prior to such issuance or sale, plus (2) the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding, and (ii) the number of shares of Common Stock into which the then outstanding shares of Series A Stock could be converted if fully converted on the day immediately preceding the given date.

                        (ii) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Stock, as provided above, the following provisions shall be applicable:

                        (A) In case of the issuance of Common Stock for consideration in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor, plus the value of any property other than cash received by the Corporation as determined in accordance with clause (B) below.

                        (B) In case of the issuance of Common Stock for consideration in whole or in part in property or consideration other than cash, the value of such property or consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board.

                        (C) In case of the issuance of (x) options, warrants, or other rights to acquire or to purchase or to subscribe for Common Stock (whether or not at the time exercisable), (y) securities convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities (whether or not at the time so convertible or exchangeable): (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants, or other rights to acquire or to purchase, or to subscribe for Common Stock (whether or not at the time exercisable) shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in clauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the purchase or exercise price provided in such options, warrants or rights for the shares of Common Stock covered thereby; (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase, or to subscribe for, such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options, warrants or rights (determined in the manner provided in clauses
      (A) and (B) above); and (3) on the expiration of any warrant, right or option or on the termination of any right to convert or exchange any convertible or exchangeable securities, (whether or not at the time so convertible or exchangeable), the Conversion Price then in effect shall thereupon be readjusted to the Conversion Price as would have been in effect had the adjustment made upon the granting or issuance of such warrants, rights or options or convertible or exchangeable securities (whether or not at the time so convertible or exchangeable) been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights or upon the conversion or exchange of such convertible or exchangeable securities. No readjustment pursuant to clause (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price on the original adjustment date or (y) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                  (g) Additional Shares of Common Stock. "Additional Shares of Common Stock" shall mean all shares of Common Stock issued or deemed to be issued or issuable by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than (i) shares of Common Stock issued upon the conversion of the Series A Stock, (ii) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Corporation, (iii) shares of Common Stock issuable upon the exercise of stock options or settlement of other awards made under any compensatory or incentive stock, bonus, option or similar plan for the benefit of the officers, directors or employees of the Company or its subsidiaries in effect or adopted as of or after the Original Issue Date with respect to, in the aggregate, no more than ten percent (10%) of the Common Stock issued and outstanding on the Original Issue Date, as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations or similar events, (iv) shares of Common Stock issued upon settlement of awards under the Rand Management Bonus Program adopted as of the Original Issue Date, (v) shares of Common Stock issuable upon (a) exercise of any warrants to purchase Common Stock issued in the Corporation's initial public offering, (b) exercise of options to purchase "Units" of Common Stock and warrants to purchase Common Stock issued in connection with the Corporation's initial public offering to the underwriter(s) thereof or any representatives of such underwriters, and (c) exercise of the warrants included in the "Units" referred to in clause (b) above (such warrants, referred to in clauses (a) and (c) above, "IPO Warrants"), (vi) shares of Common Stock issued pursuant to an acquisition of a business (including, without limitation, by way of an acquisition of capital stock) or the assets of a business (which assets do not consist primarily of cash or cash equivalents) approved by the Board, (vii) the 2,402,957 shares of Common Stock issued pursuant to the Stock Purchase Agreement, effective as of August 1, 2006, between the Corporation and the "Buyers" thereunder and (viii) shares of Common Stock issuable upon exercise of up to 1,000,000 warrants to purchase Common Stock (having substantially identical terms as the warrants included in the "Units" issued in the Corporation's initial public offering) which are issued, in the aggregate, to the Corporation's Chief Executive Officer, President and non-management board of director members (in such amounts as shall be determined by the Corporation) in lieu of cash compensation which would otherwise be paid to such individuals.

                  (h) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Stock, the Corporation, at its expense, shall cause the Chief Financial Officer of the Corporation to compute such adjustment or readjustment in accordance with this Certificate of Designations and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series A Stock at the holder's address as shown on the Corporation's stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold,
(ii) the Conversion Price at the time in effect for the Series A Stock, and
(iii) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Stock.

                  (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of the Series A Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


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

                  (j) Payment of Taxes. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Series A Stock; provided that, the Corporation shall not pay any taxes or other governmental charge, imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that of which the shares of Series A Stock so converted were registered.

                  (k) Minimum Adjustment. No adjustment of the Conversion Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

                  (l) Certain Adjustments. The Conversion Price shall not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock or in the event of a readjustment of the Conversion Price pursuant to Section 6(f)(ii)(C)(3).

                  (m) No Impairment, other actions. The Corporation will not, by amendment of its Certificate of Incorporation (including this Certificate of Designations) or through any reorganization, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock, including the conversion rights of the holders of Series A Preferred Stock, against impairment. If the Corporation shall take any action affecting the outstanding number of shares of Common Stock other than an action described herein, which would have an inequitable effect on the holders of the Series A Preferred Stock, then the Conversion Price shall be adjusted in such manner and at such times as the Board on the advice of the Corporation's independent public accountants may in good faith determine to be equitable in the circumstances.

            7. Redemption.

                  (a) (i) Cash Redemption. Concurrently with (i) the consummation of a merger, reorganization or consolidation of the Corporation into or with another corporation (A) immediately following which the holders of Common Stock immediately prior to the consummation of such merger, reorganization or consolidation do not hold 50% or more of the voting securities of the surviving entity or (B) in which more than 50% of the voting power of the Corporation is disposed of in exchange for property, rights or securities distributed to the holders thereof by the acquiring person, firm or entity, (ii) a similar transaction or series of transactions which has the effect referred to in clause (A) or (B) above, or (iii) the consummation of a sale of all or substantially all the assets of the Corporation (any such transaction referred to in (i), (ii) or (iii), a "Change of Control", and the date of the consummation of any Change of Control, the "Cash Redemption Date"), each share of Series A Stock shall be automatically (and without further action by the Board or the holders of the Series A Stock) redeemed by the Corporation at a price per share equal to the sum of (x) one hundred and five percent (105%) of the Series A Issue Price and (y) any Accrued Dividends with respect to such share through the Cash Redemption Date (such sum, the "Cash Redemption Price").

                        (ii) Redemption Procedure. On or prior to the Cash Redemption Date, the Corporation shall deposit an amount equal to the aggregate Cash Redemption Price with a bank or trust corporation reasonably acceptable to the Board as a trust fund for the benefit of the holders of the shares of Series A Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Cash Redemption Price for such shares to such holders on or after the Cash Redemption Date upon receipt of the certificate or certificates of the shares of Series A Stock to be redeemed. From and after the Cash Redemption Date, unless there shall have been a default in payment of the Cash Redemption Price, all rights of the holders of shares of Series A Stock as holders of Series A Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series A Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If on the Cash Redemption Date the funds of the Corporation legally available for redemption of shares of Series A Stock are insufficient to redeem the total number of shares of Series A Stock to be redeemed on such date, then the Corporation will use those funds which are legally available therefor to redeem the maximum possible number of shares of Series A Stock ratably among the holders of such shares to be redeemed based upon their holdings of Series A Stock. Payments shall first be applied against Accrued Dividends and thereafter against the remainder of the Cash Redemption Price. The shares of Series A Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Stock such funds will immediately be used to redeem the balance of the shares of Series A Stock. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of, the Common Stock or any other class or series of stock of the Corporation unless the Cash Redemption Price of all shares shall have been paid in full. Until the Cash Redemption Price for each share of Series A Stock elected to be redeemed shall have been paid in full, such share of Series A Stock shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that Dividends thereon shall continue to accrue and, if unpaid prior to the date such shares are redeemed, shall be included as part of the Cash Redemption Price as provided in this
Section 7(a)(ii).

                        (iii) Notice of Change of Control. The Corporation shall deliver written notice of a contemplated Change of Control to the holders of Series A Stock not less than ten (10) business days prior to a prospective Cash Redemption Date. Such notice shall contain a description of the material terms of the proposed Change of Control and may be satisfied by delivery to the holders of Series A Stock of any proxy statement or other notice delivered to the holders of Common Stock in connection with such Change of Control. Any notice of conversion delivered by a holder of Series A Stock pursuant to Section


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

4(a)(i) after the delivery of a notice of a Change of Control and before or on the Cash Redemption Date specified in such notice of Change of Control may, at the option of such holder of Series A Stock, specify that the conversion election specified therein is subject to, and conditioned upon, consummation of the Change of Control described in such notice, and any such conditional conversion notice shall be null and void in the event that such Change of Control is not consummated.

                  (b) Prohibited Redemption. Except as set forth in this Section 7, the Corporation shall not have the right to redeem any shares of the Series A Stock.

            8. Voting Rights.

                  (a) General. In addition to those rights set forth in Section 9 herein, each holder of Series A Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote. In addition to those voting rights of holders of Series A Stock set forth in Section 9 herein or as required by law, the holders of Series A Stock shall vote together with the holders of Common Stock and not as separate classes.

                  (b) Series A Stock. On all matters put to a vote to the holders of Common Stock, each holder of shares of Series A Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Stock could be converted pursuant to the provisions of Section 6 above at the record date for the determination of the stockholders entitled to vote or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

            9. Protective Provisions. For so long as at least 50% of the shares of Series A Stock remain outstanding, the Corporation will not, without first obtaining the written consent or affirmative vote of holders of at least two-thirds of the shares of Series A Stock then outstanding, voting separately as a class, take any action with respect to any of the matters set forth in Sections 9(a) through 9(f).

                  (a) Change the Series A Stock. Amend, alter, repeal, impair or change, in any material respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series A Stock.

                  (b) Create New Stock. Authorize, establish, create (by reclassification or otherwise) or issue any additional series of Preferred Stock or any other new class or series of equity securities or any securities convertible into equity securities of the Corporation, in each case which would have a preference over, or be on a parity with, the Series A Stock with respect to dividends or upon Liquidation.

                  (c) Amend Charter or Bylaws. Amend, alter, repeal or waive any provision of this Certificate of Designations, the Certificate of Incorporation of the Corporation or bylaws of the Corporation which would adversely affect any right, preference, privilege or voting power of the Series A Stock or the holders thereof.

                  (d) Purchase of Shares. Purchase, repurchase or redeem shares of (i) Common Stock or other Junior Securities or (ii) securities or rights of any kind convertible into or exercisable or exchangeable for Common Stock or other Junior Securities, except (a) in each case, upon termination of an employee, in which case the Corporation may purchase, repurchase or redeem such shares of Common Stock, Junior Securities or securities held by such employee pursuant to any agreement or plan under which such shares of Common Stock, Junior Securities or securities were issued and (b) in the case of clause (ii) above, the IPO Warrants.

                  (e) Authorized Shares. Increase the authorized number of shares of Series A Preferred Stock.

                  (f) Change of Control. Effect, or agree to effect, any transaction which will result in a Change of Control.

                  No change of the shares of Series A Preferred Stock, pursuant to subsection (a) above, authorized by the requisite vote of holders of Series A Stock pursuant to this Section 9, shall become effective until at least five business days after notice of such authorization has been delivered to each holder of Series A Stock.

            10. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities (including the Series A Stock) for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 5(c)), or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into, any other corporation, or any Liquidation, or any other action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Series A Stock as set forth herein or any action described in Section 7 herein, the Corporation shall mail to each holder of Series A Stock at least thirty (30) days prior to the record date specified therein a notice specifying
(A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Liquidation, or other action is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, Liquidation, or other action. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind, or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series A Stock.

            11. No Reissuance of the Preferred Stock. No share or shares of Series A Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued. The Corporation may from time to time to take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Stock.

            12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

            IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Designations as of this 8th day of August, 2006.

                                            RAND LOGISTICS, INC.


                                            By: /s/ Laurence S. Levy
                                                --------------------------------
                                            Name:  Laurence S. Levy
                                            Title: Chief Executive Officer